EXHIBIT 10.3

                    UNISYS INFORMATION SERVICES
                    ---------------------------
                     LONG-TERM INCENTIVE PLAN
                     ------------------------

The Information Services (IS) Long-Term Incentive Plan (the Plan) is a new compensation program developed for certain key executives of IS. By design, the Plan encourages IS executives to attend to the longer-term performance of the Company by granting awards contingent on IS meeting predetermined financial targets during a multi-year period.

This is a one-time plan covering the period January 1, 1993 through December 31, 1995 (the Award Cycle).

Details of the Plan follow.

Eligibility
- -----------

Eligibility for the Plan is limited to the Senior Vice President IS and to selected members of Information Services senior management selected by the Senior Vice President and approved by the President and Chairman. Participation is not automatic for any salary level and each potential participant must be nominated by the IS Senior Vice President and approved by the President and Chairman.

New employees or current employees who are approved for participation during the award cycle will be eligible to receive a pro-rata portion of the Award, if any, for that portion of the Award Cycle during which they participated in the Plan provided they had a minimum of twelve (12) months participation retroactive to the date of their original participation.

Award Criteria
- --------------

A target performance award--that is, the gross amount you would be entitled to, assuming achievement of 100% of target objectives, during and at the end of the three-year cycle--has been determined for you.

Of the amount ultimately received 70% depends on the degree that Information Services achieves the predetermined financial performance targets during the course of the Award Cycle and 30% on the assessment of your personal contributions by the Chairman and the President.

If the targets for either the IS financial objectives or the qualitative objectives are not met, you could receive no payout or an amount that is less than your original target. If IS exceeds its target financial objectives, you could receive a larger amount.

End revenue and Information Services profit are the two financial measurements of IS award performance. Forty percent of your award will depend on IS revenue attainment, and 30% on IS profit attainment.

Revenue includes all commercial Information Services revenue as well as hardware and software revenue directly related to the information services revenue recognized at the time the associated cost is recognized. This would include the revenue generated by the utilization of Paramax resources on commercial accounts. The final determination of hardware and software revenue to be included as Information Services revenue will be made by the Chairman and the President after consulting with the Senior Vice President and Chief Financial Officer and the Senior Vice President, Information Systems.

Profit is Information Services published gross margin less Corporate IS staff SG&A expense. The profit calculation is prior to SG&A expenses for division sales commissions, presales activity (for hardware and software) and corporate allocations.

In the event of an acquisition of an information services firm by Unisys during the term of this plan, the additional revenue and profit will be taken into consideration to adjust the goals and achievement levels of this plan. The revenue and profit acquired will be eliminated from the calculation, but the growth in revenue and profit after acquisition will be included.

All final determinations in connection with the calculation of revenue and pretax profit shall be in the sole and exclusive discretion of the Chairman and the President.

In addition, 30% of your payout will depend on the assessment by the Senior Vice President IS, as approved by the Chairman and the President, of your personal contributions during the Award Cycle.

                                                      -3-

                                             INFORMATION SERVICES
                                           LONG-TERM INCENTIVE PLAN

                              EXAMPLE OF FINANCIAL PERFORMANCE DETERMINATION
                                                   $(MILLION)
                                                                                                  COMPOUND
                         1992                   1993                 1994              1995        ANNUAL
                         BASE                 MINIMUM               MINIMUM          FINANCIAL     GROWTH
                        PERIOD              REQUIREMENTS         REQUIREMENTS          GOALS        RATE     WEIGHTING
- --------------------------------------------------------------------------------------------------------------------

IS Revenue               $664  <->  9%  <-> $723  <->   9%  <->  $789 <-> 38%   <->  $1,090         18%       40%
IS  Profit   (OMP)         82  <-> 18%  <->   97  <->  18%  <->   115 <-> 81%   <->     208         36%       30%

Personal Contribution                       Before $18M           After all                                    30%
                                            of Special            Direct Costs
                                            Investment
                                            Fund - '93

GOAL ATTAINMENT
- ---------------
                       REVENUE                                                       PROFIT
- ---------------------------------------------------------      -------------------------------------------------
                                         REVENUE PAYOUT                                            PROFIT PAYOUT
    1995                     PAYOUT        % OF TOTAL              1995                  PAYOUT    % OF TOTAL
ACHIEVEMENT      ACH. %      PERCENT      TARGET AWARD         ACHIEVEMENT   ACH. %      PERCENT   TARGET AWARD
- -----------      ------      -------     --------------        -----------   ------      -------   -------------

    $1,200         110%       120%            48% <F1>          $  229        110%        120%        36% <F1>
     1,090         100%       100%            40% <F1>             208        100%        100%        30% <F1>
       982          90%        80%            32% <F1>             187        90%         80%         24% <F1>
       873          80%        60%            24% <F1>             165        80%         60%         18% <F1>
     < 873        < 80%         0              0                 < 165      < 80%          0           0

<F1> Having accomplished 80% or more of the 1995 Financial Goals and depending on the attainment of the 1993 and 1994 Minimum Requirements, these payouts will be factored as follows:

                                                                   Factor
                                                                   ------
     At or above 1993 and 1994 Minimum Requirements                 1.00
     Below 1993 or 1994 Minimum Requirements                         .67
     Below 1993 and 1994 Minimum Requirements                        .33

Award Payment
- -------------

By the end of February, 1996, the Chairman and the President will confirm the degree of achievement of the financial goals and will determine the specific awards for plan participants. Award payments will be made in cash in March of 1996. Payments under this program do not qualify as eligible compensation under the Company's Pension Plan.

Tax Implications
- ----------------

When the period ends and you receive your award, Unisys will be required to withhold federal income taxes as well as applicable state and local taxes.

Termination of Employment
- -------------------------

An executive who quits or is terminated for cause before the end of the Award Cycle will forfeit his/her award. "Cause" is defined as gross misconduct and/or continued documented poor performance.

An executive who terminates employment (after a minimum of twelve month's participation) because of death or long-term disability or accepts another position in Unisys at the request of Unisys will be eligible for a pro rata award.

The Chairman and the President, at their sole discretion, may make pro-rata awards to terminated participants under such terms and conditions as it deems appropriate. The amount resulting from the award will be determined and distributed to you or your estate net of applicable withholding taxes in early 1996.

General
- -------

The Chairman and the President are empowered to select participants, approve objectives and performance measurements, determine actual awards, interpret plan provisions, and make all determinations concerning the achievement of performance goals. All decisions in connection with the administration and interpretation of the Plan shall be retained by the Chairman and the President and such decisions shall be binding and conclusive on all parties.

Unisys expects to make payments to Plan participants at the end of the Award Cycle. The plan, however, is discretionary. Subject to applicable laws and regulations, the Chairman and the President may modify or terminate the Long-Term Incentive Plan. No such change, however, would adversely affect your right to a pro-rated award earned prior to the change.